Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
QUEPASA CORPORATION

I, Michael D. Matte, Chief Financial Officer of Quepasa Corporation, a corporation organized and existing under the laws of the State of Nevada (hereinafter the “Corporation”), DO HEREBY CERTIFY:

That pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors of the Corporation on June 26, 2008, adopted the following resolution.

RESOLVED: That the designations, powers, preferences and rights of the Series A Preferred Stock be, and they hereby are, as set forth below:

1. Designation; Ranking. A series of preferred stock is hereby designated as Series A Preferred Stock (the “Series A Preferred Stock”).

2. Number. The number of shares constituting Series A Preferred Stock is fixed at 25,000 shares, par value $.001 per share, and such amount may not be increased or decreased except with the written consent of the holders of at least a majority of the issued and outstanding Series A Preferred Stock.

3. Dividends.

(a) Accruing Dividends. From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of 4.46% on the Stated Value (as defined below) per share of Series A Preferred Stock, compounded annually, shall accrue on the shares of Series A Preferred Stock (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day from the date of issuance, whether or not earned or declared, and shall be cumulative. Notwithstanding the foregoing, the Corporation shall pay all unpaid Accruing Dividends in one lump sum cash payment to the holders of Series A Preferred Stock on the following events: (i) a Liquidation Event (as defined in Section 4(a)) (unless the holder converts the Series A Preferred Stock pursuant to Section 6(b)) or (ii) the Conversion Time (as defined in Section 6(c)). “Stated Value” shall mean $100.00 per share of the Series A Preferred Stock.

(b) Declaration and Payment of Dividends. The Corporation shall not declare, pay, or set aside any dividends on any shares of capital stock of the Corporation other than (i) the Accruing Dividends or dividends on shares of common stock of the Corporation (“Common Stock”) payable in shares of Common Stock or (ii) dividends on other shares of capital stock of the Corporation, subject to the payment in full of all unpaid Accruing Dividends as of the date(s) of payment of such dividend(s).

4. Liquidation. Upon the occurrence of any Liquidation Event, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to the holders of Series A Preferred Stock in the following manner:

(a) Liquidation Event. A “Liquidation Event” shall mean (i) the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, or (ii) (A) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a “Combination Transaction”) in which the Corporation is a constituent party, or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination Transaction, if, as a result of such Combination Transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (B) a sale, lease, license, transfer or other disposition, whether in a single transaction or a series of related transactions, of all or substantially all of the assets of the Corporation. An “Acquiring Stockholder” means a stockholder or stockholders of the corporation that (1) merges or combines with the Corporation in such Combination Transaction or (2) owns or controls a majority of another corporation that merges or combines with the Corporation in such Combination Transaction.

(b) Liquidation Preference. Upon any Liquidation Event, each holder of outstanding shares of the Series A Preferred Stock shall be entitled to be paid out of the Available Funds and Assets before any amount shall be paid or distributed to the holders of the Common Stock or any other series or class of stock of the Corporation, an amount per share equal to the Stated Value per share of Series A Preferred Stock, plus all unpaid Accruing Dividends thereon. If upon any Liquidation Event, the Available Funds and Assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such stockholders of their full preferential amount described herein, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof.

(c) Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of Series A Preferred Stock of their full preferential amounts described herein, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof, subject to the rights of any other holders of preferred stock to share in the any distribution of the remaining Available Funds and Assets available for distribution.

(d) Notice. Prior to the occurrence of any Liquidation Event, and in any event not less than twenty (20) calendar days prior to any payment date with respect thereto, the Corporation will furnish each holder of the Series A Preferred Stock notice in accordance with Section 7 hereof; together with a certificate prepared by the chief financial officer (or any other executive officer) of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of the Series A Preferred Stock each holder of the Series A Preferred Stock would receive pursuant to the provisions of Section 4(b) hereof and stating in detail the basis upon which such amounts were determined.

(e) Reduction of Time for Notice. The holder or holders of not less than 50% of the outstanding shares of Series A Preferred Stock may, at any time upon written notice to the Corporation, reduce the time, but not below five (5) business days, for notice pursuant to any notice provisions specified herein for the benefit of such holders, and any such reduction of time shall be binding upon all holders of such securities.

5.	Voting.

(a) Generally. Except as otherwise specifically provided for herein, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock of the Corporation, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Series A Preferred Stock held by such holder.

(b) Required. At any time when shares of Series A Preferred Stock are outstanding, in addition to any other vote required by law or the Corporation’s Articles of Incorporation, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

(i) amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner adverse to the Series A Preferred Stock, including without limitation by amending this or adopting any other Certificate of Designations or similar instrument; or

(ii) increase the authorized number of shares of Series A Preferred Stock.

6. Conversion. The holders of the Series A Preferred Stock shall have, and be subject to, the following conversion rights:

(a) Conversion Upon Election of Corporation. The Corporation shall be entitled, upon written notice to the holders of Series A Preferred Stock pursuant to Section 7 hereof, to convert all or any part of the Series A Preferred Stock then held by such holder into a number of fully paid and nonassessable shares of Common Stock in accordance with Section 6(e) hereof. All unpaid Accruing Dividends with respect to such shares of Series A Preferred Stock being converted shall be paid in full in cash by the Corporation in connection with such conversion. Notwithstanding the preceding, the Corporation shall not convert the shares of Series A Preferred Stock into Common Stock in connection with any Liquidation Event without the express written consent of the holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock.

(b) Conversion Upon Election of Holders in Connection with a Liquidation Event. Within ten (10) days following the date notice was provided by the Corporation pursuant to Section 4(d) in connection with a Liquidation Event, each holder of shares of the Series A Preferred Stock shall be entitled, upon (i) written notice to the transfer agent (or to the Corporation if the Corporation serves as its own transfer agent) and (ii) the satisfaction of the requirements set forth in Section 6(i)(2), to convert all or any part of the Series A Preferred Stock then held by such holder into a number of fully paid and nonassessable shares of Common Stock in accordance with Section 6(e).

(c) Conversion Upon Election of Holders. At any time after twelve (12) months following the date hereof, each holder of shares of the Series A Preferred Stock shall be entitled, upon (i) written notice to the transfer agent (or to the Corporation if the Corporation serves as its own transfer agent) and (ii) the satisfaction of the requirements set forth in Section 6(i), to convert all or any part of the Series A Preferred Stock then held by such holder into a number of fully paid and nonassessable shares of Common Stock in accordance with Section 6(e) to allow the holder to exercise registration rights held by the holder.

(d) Conversion Time. The “Conversion Time” shall mean:

(i) with respect to a conversion upon the election of the Corporation pursuant to Section 6(a), the date notice was provided by the Corporation pursuant to Section 6(a); provided, however, that prior to providing such notice, the Corporation shall have disclosed to the public in the appropriate filing(s) with the Securities and Exchange Commission, all material non-public information as of the date of such notice that the Corporation believes shall be required to be disclosed within the thirty (30) calendar days following the date of such notice; and

(ii) with respect to a conversion upon the election of the holders of Series A Preferred Stock pursuant to Section 6(b), the date notice was provided by the Corporation pursuant to Section 4(d); provided that at the election of the holder of the Series A Preferred Stock to be converted, such conversion may be conditioned upon, and the “Conversion Time” shall mean immediately prior to, the occurrence of the Liquidation Event (which for purposes of a Liquidation Event described in Section 4(a)(ii) hereof shall mean immediately prior to the closing of such Liquidation Event), in which event the person(s) entitled to receive Common Stock of the Corporation upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the occurrence of the Liquidation Event; and

(iii) with respect to a conversion upon the election of a holder of Series A Preferred Stock pursuant Section 6(c), the date notice was provided by the holder of Series A Preferred Stock pursuant to Section 6(c); provided that if the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the election of the holder of the Series A Preferred Stock to be converted, be conditioned upon, and the “Conversion Time” shall mean immediately prior to, the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock of the Corporation upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior the closing of such sale of securities.

(e) Conversion Formula. At the Conversion Time, each share of Series A Preferred Stock subject to conversion shall be convertible into the number of shares of Common Stock which results from dividing the Stated Value by the Fair Market Value of a share of Common Stock. For purposes of the foregoing calculation, “Fair Market Value” shall mean: (i) if the principal trading market for such securities is a national securities exchange (including the Nasdaq Stock Market) or the Over-the-Counter Bulletin Board (“OTCBB”) (or a similar system then in use), the greater of (A) the average closing price of the Common Stock for a twenty (20) consecutive trading day period ending on the trading day immediately preceding the public disclosure of any Liquidation Event associated with a conversion under Sections 6(a), 6(b), or 6(c) or (B) the closing price of the Common Stock on the date immediately preceding the conversion; or (ii) if (i) is not applicable, and if bid and ask prices for shares of Common Stock are reported by the principal trading market or the Pink Sheets, the greater of (A) the average of the high bid and low ask prices so reported for the twenty (20) consecutive trading day period ending on the trading day immediately preceding the public disclosure of any Liquidation Event associated with a conversion under Sections 6(a), 6(b), or 6(c) or (B) the average of the high bid and low ask prices so reported on the date immediately preceding the conversion. Notwithstanding the foregoing, if there is no last reported sales price or bid and ask prices, as the case may be, as provided above, then Fair Market Value shall be determined in good faith by, and reflected in a formal resolution of, the board of directors of the Company.

(f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

(g) Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s Fair Market Value at the Conversion Time. The Corporation shall, as soon as practicable after the Conversion Time, deliver to the holders of Series A Preferred Stock, or to their nominees, cash in lieu of any fraction of a share.

(h) No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Series A Preferred Stock against impairment.

(i) Mechanics of Conversion.

(1) Conversion Upon Election of Corporation. At the Conversion Time for a conversion pursuant to Section 6(a), the outstanding shares of Series A Preferred Stock being converted shall be converted automatically without any further action by the Corporation or the holder of such shares and whether or not the certificates representing such shares are surrendered to the transfer agent (or to the Corporation if the Corporation serves as its own transfer agent), and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificate evidencing such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) is delivered to the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) together with written notice stating the holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.

(2) Conversion Upon Election of Holders. Before any holder of Series A Preferred Stock shall be entitled to convert shares of Series A Preferred Stock into shares of Common Stock in connection with a conversion pursuant to Section 6(b) or 6(c), the holder shall surrender the certificate for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate and, if applicable, any event on which such conversion is contingent. The notice shall state the holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.

(j) Taxes Upon Conversion. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

(k) New Stock Certificate. In the event less than all the shares represented by a certificate are converted, the Corporation shall promptly issue to the holder thereof a new certificate representing the unconverted shares.

(l) Restriction. Notwithstanding anything in this Certificate of Designation to the contrary, in no event shall the Series A Preferred Stock convert into more than 19.9% of the issued and outstanding common stock of the Corporation, calculated as of the issuance of the Series A Preferred Stock, unless (i) the shareholders of the Company have approved the issuance of the Series A Preferred Stock and all of the terms and conditions relating to conversion, or (ii) the rules of the national securities exchange permit ownership of a higher percentage and then only to the extent that the percentage of Common Stock to be issued upon conversion is consistent with the rules of the national securities exchange. In the event that the conversion of Series A Preferred Stock is limited pursuant to this Section 6(l), the limitation shall be applied on a pro-rata basis based on the number of shares of a holder to be converted in relation to the total number of shares to be converted, and any shares that cannot be converted due to the preceding limitation shall remain as issued and outstanding Series A Preferred Stock.

7. Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of (i) actual receipt, (ii) three (3) days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or (iii) one (1) business day after deposit with a recognized and reputable express courier for delivery the next business day, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

IN WITNESS WHEREOF, the undersigned has signed and executed the foregoing Certificate of Designation on this       day of June, 2008

QUEPASA CORPORATION

By:
MICHAEL D. MATTE, Chief Financial Officer